Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS

November 19, 2003	Nasdaq-ACTT

ACT TELECONFERENCING ANNOUNCES THIRD QUARTER RESULTS

10% revenue decline for Q3 2003, 8% revenue increase for 9-month period

$1 million decline in ebitda for Q3 2003, $1.4 million ebitda increase for 9-month period

Negative eps of $0.45 for Q3, 2003 including $0.11 one time charge for downsizing and lawsuit settlement

DENVER — ACT Teleconferencing, Inc. (Nasdaq-ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced results for the third quarter of 2003. As previously announced, revenues and earnings were negatively affected by an unusually weak summer quarter, as well as the continued transition of audio conferencing services to lower priced automated services. Third quarter 2003 revenues declined by 10% to $12.1 million as compared to $13.5 million in revenues generated during third quarter 2002. Overall audioconferencing volumes reflected 10% growth for third quarter 2003 over third quarter 2002 and growth of 32% over the nine-month period. Revenues of $42.3 million for the nine-month period to September 30 grew by 8% over the same nine-month period in 2002.

Third quarter ebitda (as defined below) declined by over $1 million for the third quarter 2003 compared to third quarter 2002. Ebitda for the nine months to September 30, 2003 reflected a $1.4 million increase over the same nine months in 2002. Operating income (loss) for third quarter 2003 declined by $1.8 million as compared to third quarter 2002 after absorbing a one time mainly non-cash charge for severance costs and the settlement of a lawsuit. Overall, operating income (loss) for the nine-month period ended September 30, 2003 showed a $221 thousand decline as compared to the corresponding nine-month period in 2002. Excluding the one-time charge, operating loss for the nine-month period ending September 30, showed a $930 thousand improvement as compared to the same period in 2002.

Loss per share for third quarter 2003 including the absorption of the $1.2 million one-time charge was $0.45 compared to a loss per share of $0.21 incurred in third quarter 2002. Excluding the one time charge, the loss per share for third quarter 2003 was $0.34. Revenues and key operating trends are as follows:

$000	2003 Q1	2003 Q2	2003 Q3	9 months to 9/30/03	9 months to 9/30/02	9 months Change
Revenues	$14,908	$15,226	$12,120	$42,254	$39,174	+8%
Variable cost	4,175	3,716	3,394	11,285	10,185	+11%
Variable cost %	28%	24%	28%	27%	26%

Fixed cash operating expenses	9,708	9,992	9,424	29,124	28,874	+1%
Other non cash operating charges	138	165	232	535	192	+179%

Ebitda	887	1,353	-930	1,310	-77
Ebitda %	6%	9%	-8%	3%	—
Depreciation and amortization	1,363	1,260	1,452	4,075	3,618	+13%

Operating (loss)	-476	93	-2,383	-2,765	-3,695	+25%
One time charge			-1,150	-1,150

Operating (loss) after one time charge	$-476	$93	$-3,533	$-3,915	$-3,694

The Company said October revenues had recovered to approximately $4.8 million, which resulted in a stronger positive ebitda in October, sufficient to approximately recover the negative ebitda experienced during the previous three months. As previously announced, on October 15, 2003, the Company has aggressively moved during the third quarter to implement cost savings in network telephony expenses of approximately $3 million per annum and payroll and related costs also estimated at approximately $3 million per annum effective October 1, 2003, which has assisted in the recovery.

The Company said that pricing of attended audio and video conferencing services remains reasonably stable, however pricing in the automated voice conferencing area, which accounts for approximately 30% of total revenues continues to be highly competitive. Revenues on the Company’s global outsource contract have continued to grow rapidly and currently amount to approximately $7 million annualized or 12% of total revenues. Revenues on this contract are expected to continue to grow through the remainder of 2003 and through 2004.

The $1.2 million one time charge recorded in third quarter 2003 consists primarily of approximately $600,000 for the non cash settlement of a lawsuit which comprised 150,000 shares valued at $2.22 per share and 300,000 ACT warrants valued at $0.84 per share as well as related legal expenses. The balance of the one time charge of approximately $550,000 consists of severance charges and other settlement items of which approximately $300,000 will be paid over the next 12 months.

The Company said it will discuss the general outlook at its conference call on Thursday, November 20, 2003 at 2:15 p.m. MDT. Reservation number: 560249. Call-in numbers for Denver and International are: +1-303-262-2171; U.S. and Canada (toll-free +1-800-240-4186. To participate in this conference over the Internet via ACT’s Event CenterSM, please join us at http://www.actioncast.acttel.com. Enter event ID number 18903.

Selected Financial Data	Three Months Ended		Nine Months Ended
Income Statement ($000)	Sept. 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002
Net revenue	$12,120	$13,445	$42,254	$39,174
Operating expenses	15,653	14,790	46,169	42,869

Operating income (loss)	(3,533)	(1,345)	(3,915)	(3,695)
Interest expense – net	826	344	1,612	1,024
Taxes	98	(100)	307	143

Net (loss)	(4,457)	(1,589)	(5,834)	(4,862)
Preferred dividends	196	261	636	391

Net income (loss) available to common shareholders	$(4,653)	$(1,850)	$(6,470)	$(5,253)

Weighted average number of shares-basic and diluted	10,339,117	8,946,073	10,003,691	8,963,061

Loss per share – basic and diluted	$(0.45)	$(0.21)	$(0.65)	$(0.59)

Summarized Balance Sheet ($000)			Sept. 30, 2003	Dec 31, 2002
Cash			$2,607	$3,176
Other current assets			10,021	13,051
Net equipment			21,558	23,445
Goodwill & Other non-current assets			20,108	19,788

Total assets			54,294	59,460

Total liabilities			30,916	31,921
Preferred stock			243	2,698
Shareholders’ equity			23,135	24,841

Total liabilities and shareholders’ equity			$54,294	$59,460

About ACT

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with integrated global audio and video platforms that provide uniform international services, uniform billing, and local language services. The Company’s headquarters are located in Denver, Colorado; with operations in Australia, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S.; and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented include both audited and unaudited financial information and have been extracted from the Company’s financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes. All future results will depend upon industry developments, volumes, pricing changes, related efficiency gains as well as numerous other known and unknown business risks. As a matter of policy, the Company does not provide earnings guidance. All cash flow targets and estimates are provided solely for purpose of analysis.

Selected Financial Data

All trend information is extracted from the Company’s management accounts, includes management estimates, and is unaudited. The information is provided solely to assist shareholder analysis. Achievement of actual numbers against targets depends upon customer usage and other variables. From time to time management makes use of certain internal measurements, which are not defined under US GAAP. The following terms are used by management and are defined below: Ebitda, Variable Costs, Fixed Costs. Ebitda – earnings before interest, taxes, depreciation, and amortization is defined as operating income after adding back depreciation, amortization, and non-cash charges for impairment of assets. Ebitda is not intended to replace operating income, net income, cash flow or any other measures of performance and liquidity under GAAP in the U.S. Ebitda rather is a measure of operating performance and liquidity that investors may consider in addition to such other measures. Ebitda provides no information on a company’s capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Management believes ebitda is nevertheless a measure of operating performance commonly reported and widely used by analysts, investors and other interested parties because it eliminates differences in financial capitalization and tax structures as well as non-cash and non-operating charges to earnings. Ebitda is also used by certain lenders to test compliance with certain covenants. Variable costs are defined as variable telephony costs, videoconference room rental cost of sales, special event costs and the cost of sale of audio and videoconferencing equipment. For management accounting purposes, one-time charges such as restructuring and settlement charges are excluded from the ebitda analysis in order to provide a clearer picture of the results from continuing business operations. Fixed cash operating expenses consist of ongoing cash expenses such as salaries, rent, utilities, fixed telecom charges and all other cash operating expenses not defined either as variable costs or as interest, taxes, depreciation, amortization and other non-cash expenses such as the cost of warrant valuation expenses.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager

Ph: 303-235-9000; e-mail: lkaiser@corp.acttel.com

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